A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2021

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

           Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2021, the Board of Directors of Generation Income Properties, Inc. (the “Company”) appointed Gena Cheng, effective immediately, to serve as a new director. Ms. Cheng was also appointed to serve on the Compensation Committee and Governance Committee of the Board.  Ms. Cheng will serve for a term expiring at the Company’s annual meeting of stockholders in 2022 and until her successor shall have been elected and qualified or until her earlier resignation or removal.  In connection with Ms. Cheng’s appointment, the size of the Company’s Board of Directors was increased from five members to six members.

Ms. Cheng has been managing director since August 2019 at Prospect Avenue Partners, a specialty capital raising and advisory platform focused on the private equity industry. Named to PERE’s list of 30 Capital Raisers Who Can Make a Difference, Ms. Cheng has over 20 years of experience in the real asset industry, including investments, portfolio management, fundraising and investor relations.  Ms. Cheng brings valuable real estate finance experience to the Company’s Board of Directors.

Prior to launching Prospect Avenue Partners, Ms. Cheng served as Managing Director from July 2014 to February 2019 at USAA Real Estate Company. She also served as Managing Director from March 2010 to March 2014 at Forum Partners, a global real estate investment and asset management firm, and Managing Director and Chief Operating Officer from October 2006 to August 2009 at JT Partners, an international architecture, engineering, projects management, and consulting firm.

Ms. Cheng has significant experience raising investor equity for strategies ranging from core through opportunistic via open-end and closed-end vehicles. Prior to her transition to the sell side, she served as a senior portfolio manager at APG Asset Management, the approximately €538 billion Dutch pension fund. There she helped invest and manage the capital of one of the largest institutional real estate investment platforms in the world, focusing on North American investments. Ms. Cheng began her career in real estate consulting and investment banking at Arthur Andersen and Morgan Stanley.

Ms. Cheng earned a JD/MBA from New York University and an AB in Architecture from Princeton University, where she was awarded the Grace May Tilton Prize in American Studies. She is a member of the New York State Bar and serves on the Program Committee and Scholarship Committee for WX – New York Women Executives in Real Estate. Ms. Cheng holds her FINRA registered representative license through SPS Securities, LLC.

There are no arrangements or understandings between Ms. Cheng and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Cheng has an interest that would be reportable under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Ms. Cheng is attached as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued on October 7, 2021
EX-104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: October 7, 2021	By:	/s/ Richard Russell
Richard Russell
Chief Financial Officer